SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 14, 2004

                           ENZON PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          Delaware                    0-12957                 22-2372868
(State or other jurisdiction  (Commission file Number)  (IRS Identification No.)
      of incorporation)

  685 Route 202/206, Bridgewater, New Jersey               08807
   (Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (908) 541-8600

--------------------------------------------------------------------------------
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

|_| Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events

Enzon Pharmaceuticals, Inc. (Nasdaq: ENZN) announced today that it has revised its revenue guidance for the fiscal year (FY) ending June 30, 2005 based on reduced expectations for North American sales of ABELCET(R) (amphotericin B lipid complex injection), the Company's antifungal product. The revised expectations reflect weaker-than-anticipated demand for ABELCET and increasingly competitive market conditions.

Enzon currently expects North American sales of ABELCET of $55 million to $60 million for the FY ending June 30, 2005, as compared to the Company's prior guidance of $69 million to $73 million. As a result of the revised ABELCET guidance, the Company now expects combined product sales for its four internally marketed products of $100 million to $115 million for the FY ending June 30, 2005, as compared to Enzon's prior guidance of $110 to $125 million.

The statements above regarding the Company's expectations for product sales for the fiscal year ending June 30, 2005 are forward-looking statements that are not based on historical fact, Such forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, events or developments to be materially different from the future results, events or developments discussed above. Such factors include Enzon's ability to compete effectively in an increasingly competitive market, the existence of continued demand for Enzon's products, as well those factors described in Enzon's Form 10-K/A and Forms 10-Q on file with the SEC. These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements. All information in this press release is as of December 14, 2004 and the Company undertakes no duty to update this information.

Item 9.01 Exhibits

    Exhibit 99.1                       Press Release dated December 14, 2004

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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 15, 2004

                                       By:   /s/ Kenneth J. Zuerblis
                                           -------------------------------
                                           Kenneth J. Zuerblis
                                           Vice President, Finance and
                                           Chief Financial Officer